The WhiteWave Foods Company Appoints W. Anthony Vernon to Board of Directors
Tony Vernon will join the Board on January 1, 2016

DENVER, Oct. 6, 2015 (GLOBE NEWSWIRE) – The WhiteWave Foods Company (NYSE:WWAV) today announced that on September 30, 2015 it appointed W. Anthony (Tony) Vernon to its board of directors, effective January 1, 2016.

Vernon brings significant leadership experience and deep knowledge of the consumer goods industry to WhiteWave’s board. He served as the CEO of Kraft Foods Group, Inc., from 2012 until December 2014, and as President, Kraft Foods North America from 2009 to 2012. He also served as a member of the board of directors of Kraft Foods Group, Inc. until May 2015. Prior to joining Kraft he was the healthcare industry partner of Ripplewood Holdings LLC, a private equity firm. Vernon also spent 23 years at Johnson & Johnson where he ran independent business units and led several successful consumer brands. He currently serves as a director on the boards of Medivation, Inc., Intersect ENT, Inc. and NovoCure Limited and on the Global Advisory Board of Northwestern University’s Kellogg School of Management.

“We are excited Tony will be joining WhiteWave’s board of directors and are fortunate to add someone with a strong background in the consumer products industry and deep operational experience. Tony’s qualifications and leadership experience further strengthen the board’s ability to oversee WhiteWave’s growth initiatives and provide additional perspective that will serve our company and shareholders well,” said Gregg Engles, Chairman and CEO of The WhiteWave Foods Company.

ABOUT THE WHITEWAVE FOODS COMPANY
The WhiteWave Foods Company is a leading consumer packaged food and beverage company that manufactures, markets, distributes, and sells branded plant-based foods and beverages, coffee creamers and beverages, premium dairy products and organic produce throughout North America and Europe. The Company also holds a 49% ownership interest in a joint venture that manufactures, markets, distributes, and sells branded plant-based beverages in China. WhiteWave is focused on providing consumers with innovative, great-tasting food and beverage choices that meet their increasing desires for nutritious, flavorful, convenient, and responsibly-produced products. The Company’s widely-recognized, leading brands distributed in North America include Silk®, So Delicious® and Vega™ plant-based foods and beverages, International Delight® and LAND O LAKES®* coffee creamers and beverages, Horizon Organic® and Wallaby Organic premium dairy products and Earthbound Farm® organic salads, fruits and vegetables. Its popular plant-based foods and beverages brands in Europe include Alpro® and Provamel®, and its plant-based beverages in China are sold under the Silk® ZhiPuMoFang® brand. To learn more about WhiteWave, visit www.whitewave.com.

*The LAND O LAKES brand is owned by Land O’Lakes, Inc. and is used by license.

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